                                                                    EXHIBIT 22.1



                          SUBSIDIARIES OF THE COMPANY

                                                                    EXHIBIT 22.1

                   SUBSIDIARIES OF SOFAMOR DANEK GROUP, INC.


Danek Medical, Inc.
Warsaw Orthopedic, Inc.
Danek Capital Corporation
Danek Sales Corporation
Danek International, Inc.
Sofamor Danek Properties, Inc.
Sofamor S.N.C.
Sofamor Danek GmbH
Sofamor Danek Asia Pacific Limited
Sofamor Danek Italia S.r.l.
Sofamor Danek Iberica S.A.
Sofamor Danek Americas and Asia/Pacific Corporation
Somepic S.A.
Sofamor Danek Benelux S.A.
Kobayashi Sofamor Danek K.K.
Medical Education K.K.
Sofamor Danek Canada, Inc.
Mednext, Inc.
Sofamor Danek Nevada, Inc.
Sofamor Danek Australia Pty. Ltd.
Danek Korea Co., Ltd.
Sofamor Danek Puerto Rico, Inc.
Colorado, S.A.
Surgical Navigation Technologies, Inc.